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                                   EXHIBIT 5.1

                               [Janus Letterhead]

                                  May 14, 2004

Janus Capital Group Inc.
151 Detroit Street
Denver, CO 80206

Ladies and Gentlemen:

         I am Assistant General Counsel to Janus Capital Group Inc, a Delaware corporation (the "Company'), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of four (4) million shares of Company's Common Stock, par value $0.01 per share (the "Shares"), reserved for issuance under the Janus Capital Group Inc. 2004 Employment Inducement Award Plan (the "Plan").

         I, or other attorneys employed by the Company, have reviewed such corporate records, other documents and such questions of law and fact as I have considered necessary or appropriate for the purposes of this opinion. In giving this opinion, I have assumed the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and when issued and sold by the Company in accordance with the terms of the Plan and the applicable agreements under the Plan, will be validly issued, fully paid and nonassessable.

         I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

         I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me wherever appearing in the Registration Statement and any amendments thereto.

                                                     Very truly yours,

                                                     /s/ Curt R. Foust
                                                     Assistant General Counsel